Exhibit 10.3

Versartis, Inc.

4200 Bohannon Drive, Suite 250

Menlo Park, CA  94025

02/16/2016

Colin Hislop, M.D.

785 Arbor Road

Menlo Park, CA  94025

Dear Colin

Versartis, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.Position.

(a)Your initial title will be Chief Medical Officer, and you will report to Jay Shepard. This is a full-time position.  The Company may change your position, duties, and work location from time to time at its discretion.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full‑time or part-time) that would create a conflict of interest with the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

(b)As the Company’s Chief Medical Officer, you will be a key policy-making executive for the Company and will therefore be considered an “Officer” as defined in Rule 16a-1 of the Exchange Act, a designation also known as a “Section 16 Officer.”  As a result, you will be required to periodically report your beneficial holdings of the Company’s equity securities.  However, because Versartis is an Emerging Growth Company (EGC) under Securities and Exchange Commission (SEC) rules, upon hiring you will not meet the definition of a “Named Executive Officer” under Regulation S-K.  If in the future you become a Named Executive Officer, either because Versartis ceases to be an EGC or because in any calendar year (as determined on December 31 of that year) you are among the among the two highest compensated Section 16 Officers other than the CEO, additional disclosure requirements will apply including periodic Company disclosure of your complete compensation.

(c)You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company.  During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incidental to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company no later than 04/04/2016 (the “Start Date”).

3.Background Check/Proof of Right to Work.  This offer is contingent upon a background check clearance and reference check.  In addition, for purposes of federal immigration law, you will be required to provide to the Company satisfactory documentary proof of your identity and eligibility for employment in the United States, and this offer is contingent upon such satisfactory proof.  Such documentation must be provided to the Company within three business days of your date of hire.

4.Cash Compensation.  The Company will pay you a starting salary at the rate of $385,000.00 per year, payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. As an exempt salaried employee, you will be expected to work hours as required by the nature of your work assignments, including hours beyond the Company’s normal business hours, and you will not be eligible for nor entitled to receive overtime compensation.

In addition, you will be eligible to be considered for a discretionary incentive and retention bonus for each fiscal year of the Company. Whether you are awarded any bonus for a given fiscal year, and the amount of the bonus (if any), will be determined by the Company at its sole discretion based on your or the Company’s achievement of objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors.  Your target bonus for 2016 will be equal to 40% of your annual base salary.  Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year.  Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, and you must remain actively employed by the Company at the time of payment in order to earn a bonus for that fiscal year.  The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

The Company may change your compensation and benefits from time to time at its discretion.

5.Employee Benefits.  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including its medical, dental and 401(k) plans, under the terms and conditions of the benefit plans that may be in effect from time to time.  In addition, you will be entitled to accrue and use paid vacation benefits, in accordance with the Company’s vacation policy, as in effect from time to time.

6.Stock Options.

(a)In connection with the commencement of your employment and subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase 223,100 shares of the Company’s Common Stock (the “Option”).

(b)The vesting schedule for the Option shall be as follows: 25% of the shares subject to the option will vest after 12 months of your continuous service, and the remaining 75% of the shares subject to the Option will vest in equal monthly installments over the next 36 months of your continuous service, until either your Option is fully vested or your employment ends, whichever occurs first, as described in the applicable Stock Option Agreement.

(c)The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted.  The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2014 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement, including vesting provisions consistent with paragraph 6(b) above.

7.Confidential Information and Inventions Assignment/Company Policies.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.  In addition, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company’s Employee Handbook.

8.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9.Tax Matters.  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You are encouraged to obtain your own tax advice regarding your compensation from the Company.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

10.No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies.  You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise.  The Company does not want or need and will not use such information, will assist you to preserve and protect the confidentiality of proprietary information belonging to third parties, and expects you to use in performing your duties for the Company only information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

11.Interpretation, Amendment and Enforcement.  This letter agreement, together with the Employee Confidential Information and Inventions Assignment Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require an express written modification signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law.  You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me.  This offer, if not accepted, will expire at the close of business on 02/19/2016

If you have any questions, please do not hesitate to contact me.

Very truly yours,

Versartis, Inc.

/s/ Jay Shepard
Jay Shepard
Chief Executive Officer

I have read and accept this employment offer:

/s/ Colin Hislop
Signature

Printed Name:	Colin Hislop

Dated:	02/18/16

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT